                                                                   Exhibit 10.19

                                 XENOPORT, INC.

                            TRAN EMPLOYMENT AGREEMENT

      This Agreement is entered into as of July 15 2004, by and between XenoPort, Inc. (the "COMPANY"), and Pierre Tran ("EXECUTIVE").

      1. Duties and Scope of Employment.

            (a) Effective Date. Executive will commence employment with the Company on the "EFFECTIVE DATE," which shall be no later than September 15, 2004, as mutually agreed by the Company and Executive.

            (b) Positions and Duties. As of the Effective Date, Executive will serve as the Senior Vice President and Chief Medical Officer of the Company and will report to the Company's Chief Executive Officer. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as will reasonably be assigned to him by the Company's Chief Executive Officer (the "CEO"). The CEO may modify Executive's job duties, and the Company's Board of Directors (the "BOARD") may modify Executive's title, as they deem necessary and appropriate in light of the Company's needs and interests from time to time. The period of Executive's employment under this Agreement is referred to herein as the "EMPLOYMENT TERM."

            (c) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO.

      2. At-Will Employment. The parties agree that Executive's employment with the Company will be "at-will" employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

      3. Compensation.

            (a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $250,000 as compensation for his services (the "BASE SALARY"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholding. Executive's salary will be subject to review and adjustments will be made based upon the Company's standard practices; provided, however, that Executive's Base Salary will not be reduced during the Employment Term unless the Company also similarly reduces the base salaries of all other executives of the Company.

                                       1.

            (b) Bonus. Executive will be entitled to participate in any bonus plan adopted by the Company for its employees or executive officers on such terms as the Board may determine in its discretion, including the existing XenoPort, Inc. Bonus Plan. Executive's target bonus under the terms of such Bonus Plan for 2004 equals twenty percent (20%) of his Base Salary.

            (c) Stock Option. Subject to approval of the Board, Executive will be granted a stock option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the "CODE"), an "incentive stock option" (as defined in Section 422 of the Code), to purchase 500,000 shares of the Company's Common Stock (as adjusted for stock splits, stock dividends and similar events) at an exercise price equal to the fair market value of such stock on the date of grant as determined by the Board in its sole discretion (the "OPTION"). The Option will vest as to twenty-five percent (25%) of the shares subject to the Option one year after the Effective Date, and as to 1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested four (4) years from the Effective Date, subject to Executive's continued service to the Company through the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Company's 1999 Stock Plan (the "OPTION PLAN") and the stock option agreement by and between Executive and the Company (the "OPTION AGREEMENTS"), both of which documents are incorporated herein by reference.

            (d) Housing.

               (i) Housing Search. The Company will reimburse Executive for reasonable travel expenses for one trip by Executive and Executive's immediate family to the San Francisco Bay Area in connection with Executive's search for a home, in accordance with the Company's current expense reimbursement policy.

               (ii) Moving and Relocation Related Expenses. Executive will be entitled to a cash payment intended to cover Executive's moving and relocation related expenses (the "RELOCATION AMOUNT") in the amount of $75,000 to be paid on or about the Effective Date, in accordance with the Company s normal payroll practices and subject to the usual, required withholding. In the event Executive's services to the Company terminate for any reason on or prior to the six-month anniversary of the Effective Date, Executive will return to the Company one hundred percent (100%) of the Relocation Amount; provided, however, that if Executive's services to the Company are (1) terminated by the Company without Cause (as defined below), (2) terminated by Executive for Good Reason (as defined below) or (3) terminated due to Executive's death or disability, on or prior to the six-month anniversary of the Effective Date, Executive shall not be required to return any portion of the Relocation Amount.

               (iii) Housing Loan. The Company will provide Executive a loan secured by a deed of trust on Executive's principle residence (which security interest will be subordinate to Executive's first mortgage from a financial institution on such residence) in a principal amount of up to $150,000 (the "LOAN"), in order to assist Executive in the purchase of a home in the San Francisco Bay Area. The Loan, including principal and outstanding interest thereon, will be payable by Executive at the earlier of (i) immediately prior to the filing by the Company of its first registration statement with the Securities and Exchange Commission under

                                       2.

the Securities Act of 1933, as amended (the "REGISTRATION STATEMENT FILING"),
(ii) immediately upon Executive's termination of services to the Company or
(iii) immediately upon the sale of the residence securing the Loan. If Executive continues to provide services to, and be in good standing with, the Company immediately prior to the Registration Statement Filing, the Company shall forgive repayment of the Loan, including accrued interest thereon. In connection with any such forgiveness of the Loan, Executive shall be entitled to receive a cash payment (a "GROSS-UP PAYMENT") from the Company, or the Company shall pay such amount on Executive's behalf to the applicable government agency, in the sole discretion of the Company, in an aggregate amount sufficient to pay (i) Executive's initial applicable federal and state personal income tax liability as a result of any such forgiveness of the Loan (the "PRIMARY PAYMENT"), (ii) Executive's applicable federal and state personal income tax liability on the Primary Payment (the "SECONDARY PAYMENT") and (iii) Executive's applicable federal and state personal income tax liability on the Secondary Payment; provided, however, in no event shall the total Gross-Up Payment exceed $115,000. Executive shall provide the Company with such documentation as it reasonably requests to confirm the appropriate amount of such Gross-Up Payment and to process the payment thereof. Executive will be responsible for any further applicable federal and state taxes associated with any forgiven principal and interest on the Loan. The Loan will be reflected in appropriate promissory note and security agreement documentation, all of which documents are incorporated herein by reference. The Loan will bear interest at the minimum rate allowed by applicable legal and accounting regulations in order for the Company not to suffer adverse legal and/or accounting consequences, as reasonably determined by the Company and its advisors.

               (iv) Housing Expenses. In accordance with the Company's normal payroll practices and subject to the usual, required withholding, the Company will pay Executive an additional cash amount as a housing expense supplement according to the following schedule: (1) $2,500 per month during the first year of the Employment Term; (2) $2,250 per month during the second year of the Employment Term; and (3) $2,000 per month during the third year of the Employment Term. Thereafter during the Employment Term, if Executive's then applicable annual base salary is less than $280,000, the Company will pay Executive a monthly housing expense supplement equal to one-twelfth (1/12th) of the difference between $280,000 and Executive's then applicable annual base salary.

      4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

      5. Vacation. Executive will be entitled to paid vacation time in accordance with the Company's vacation policy (including, without limitation, its policy relation to maximum accrual), with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

      6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

                                       3.

      7. Severance During First Three Years of Employment.

            (a) Termination for other than Cause, Death or Disability; Resignation for Good Reason. If on or prior to the third anniversary of the Effective Date (i) the Company terminates Executive's employment with the Company other than for Cause (as defined herein), death or disability, or (ii) Executive resigns from his employment with the Company for Good Reason (as defined herein), then, subject to Section 8, Executive will be entitled to (A) receive continuing payments of severance pay at a rate equal to his Base Salary rate, as then in effect, payable ratably over twelve (12) months from the date of such termination in accordance with the Company's normal payroll policies and
(B) Company-paid coverage for Executive and Executive's eligible dependents under the Company's Benefit Plans (as defined herein) for twelve (12) months following such termination.

            (b) Termination for Cause; Voluntary Termination. If Executive's employment with the Company terminates voluntarily by Executive (except upon resignation for Good Reason on or prior to the third anniversary of the Effective Date), for Cause by the Company prior to the third anniversary of the Effective Date, or due to Executive's death or disability, then (i) all vesting will terminate immediately with respect to Executive's outstanding options to purchase Common Stock and shares of restricted stock, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company's established policies, if any, as then in effect.

      8. Conditions to Receipt of Severance.

            (a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. No severance pursuant to such Section will be paid or provided until the separation agreement and release agreement becomes effective.

            (b) Subsequent Earnings. The payment of any severance pursuant to
Section 7 (i) will be reduced by amounts earned by Executive, if any, for employment and consulting services during the twelve (12) months following Executive's termination of employment with the Company and (ii) notwithstanding the immediately preceding clause (i), will cease immediately and terminate permanently at such time as Executive commences full time employment, or a comparable consulting engagement, entitling Executive to receive annual compensation at a rate equal to at least eighty percent (80%) of the amount of Executive's applicable severance payments from the Company. As a condition to receiving any severance pursuant to Section 7, Executive agrees to provide the Company, upon its reasonable request, with reasonable evidence of Executive's earnings, if any, from such other sources during the twelve (12) months following Executive's termination of employment with the Company.

      9. Change of Control Agreement. At the Effective Date, Executive and the Company shall enter into the Change of Control Agreement in the form attached hereto as EXHIBIT A (the "CHANGE OF CONTROL AGREEMENT").

                                       4.

      10. Additional Definitions.

            (a) Benefit Plans. For purposes of this Agreement, "BENEFIT PLANS" means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive's termination of employment provide Executive and/or Executive's eligible dependents with medical, dental, and/or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive's eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive's eligible dependents immediately prior to Executive's termination of employment. The Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive's premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for his and his eligible dependents), or (ii) providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive's eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive's eligible dependents.

            (b) Cause. For purposes of this Agreement, "CAUSE" means either (i) any act of personal dishonesty taken by Executive in connection with his responsibilities as an Executive and intended to result in substantial personal enrichment of Executive, (ii) the conviction of a felony, (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company, or (iv) following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company's belief that Executive has not substantially performed his duties, continued violations by Executive of Executive's obligations to the Company which are demonstrably willful and deliberate on the Executive's part.

            (c) Good Reason. For the purposes of this Agreement, "GOOD REASON" means without Executive's express written consent: (i) a material reduction of Executive's duties, position or responsibilities, or the removal of Executive from such position and responsibilities, unless Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains as such following a change of control of the Company but is not made the Chief Financial Officer of the acquiring corporation) will not constitute "Good Reason"; (ii) a material reduction by the Company in the Base Salary of Executive as in effect immediately prior to such reduction, unless the Company also similarly reduces the base salaries of all other executives of the Company; (iii) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced, unless the Company also similarly reduces the employee benefits of all other executives of the Company; or (iv) the relocation of Executive's principal place of employment to a facility or a location more than 30 miles from the Executive's then present employment location.

                                       5.

      11. Confidential Information. Executive agrees to enter into the Company's standard Employee Proprietary Information Agreement (the "PROPRIETARY INFORMATION AGREEMENT") upon commencing employment hereunder.

      12. Non-Solicitation. Until the date one (1) year after the termination of Executive's employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause an employee to leave his employment either to work for Executive or for any other entity or person. Executive represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the scope of this covenant.

      13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "SUCCESSOR" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

      14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

                  If to the Company:

                  XenoPort, Inc.
                  3410 Central Expressway
                  Santa Clara, CA 95051
                  Attn: Chief Executive Officer

                  If to Executive:

                  at the last residential address known by the Company.

      15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

                                       6.

      16. Arbitration.

            (a) General. In consideration of Executive's service to the Company, its promise to arbitrate all employment related disputes and Executive's receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive's service to the Company under this Agreement or otherwise or the termination of Executive's service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "RULES") and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

            (b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

            (c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

                                       7.

            (d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code ss.2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys' fees.

            (e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

            (f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive's right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this Agreement.

      17. Integration. This Agreement, together with the Option Plan, the Option Agreement, the Loan, the Change of Control Agreement and the Proprietary Information Agreement, represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

      18. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

      19. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

      20. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

      21. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

      22. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

                                       8.

      23. Attorney Expenses. The Company will reimburse Executive for fees and expenses of Executive's personal attorney in connection with the negotiation and execution of this Agreement, up to a maximum of $2,500, to be paid on or about the Effective Date.

      24. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                       9.

      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

XENOPORT, INC.

By: /s/ Ronald W. Barrett               Date: July 14, 2004

Title: Chief Executive Officer

EXECUTIVE

/s/ Pierre V. Tran                      Date: July 15, 2004
-------------------------------
Pierre Tran

                  [SIGNATURE PAGE TO TRAN EMPLOYMENT AGREEMENT]

                                      10.